Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports third quarter 2021 financial results
•Record third quarter net sales of nearly $4.4 billion, about 19% higher than prior year
•Organic sales growth led by higher selling prices of nearly 6%
•Reported earnings per diluted share (EPS) of $1.43 and adjusted EPS of $1.69
•Increased supply disruptions negatively impacted sales and manufacturing costs
•Raw material cost inflation of about 25% year-over-year
•Plan to execute share repurchases in the fourth quarter; continue to evaluate potential bolt-on acquisitions
PITTSBURGH, Oct. 20, 2021 – PPG (NYSE:PPG) today reported financial results for the third quarter 2021.
Third Quarter Consolidated Results

$ in millions, except EPS	3Q 2021	3Q 2020	Y-O-Y change
Net sales*	$4,372	$3,685	+19%
Net Income	$344	$442	-22%
Adjusted Net Income**	$406	$481	-16%
EPS	$1.43	$1.86	-23%
Adjusted EPS**	$1.69	$2.03	-17%

*Components of year-over-year net sales change: higher selling prices (+6%), lower sales volumes (-2%), acquisition-related sales (+13%), favorable foreign currency translation (+2%)
**Detailed reconciliations of the reported to the adjusted figures are included below

Chairman and CEO Comments
Michael H. McGarry, PPG chairman and chief executive officer, commented on the quarter:
As we communicated in early September, supply-chain disruptions worsened during the quarter as various commodity and component shortages restricted both our manufacturing output and that of certain customers. While overall demand remained robust during the quarter, these increased disruptions prevented us from completely fulfilling our strong order books. Throughout the quarter, we continued to prioritize selling price increases and we delivered 6 percent price realization for the quarter, led by the Industrial Coatings reporting segment.
Several of our businesses, including automotive refinish, protective and marine, and packaging coatings delivered above-market volume performance despite the procurement challenges. In addition, demand recovery continued in our aerospace coatings business, primarily in the aftermarket. Strategically, the integration of our five recent acquisitions is well underway, with initial synergy capture meeting expectations. I am pleased to report that our two larger acquisitions - Ennis-Flint and Tikkurila - delivered solid top-line performance in the quarter, and would have performed even better, aside from the sourcing interruptions.
Looking ahead, while economic demand remains strong on an aggregate basis, we anticipate ongoing supply chain disruptions to persist throughout the fourth quarter, with potential further impacts from the recent industrial production curtailments in China. We expect these disruptions to ease slightly in overall quantity and magnitude as the quarter progresses. We will continue to prioritize selling price increases and expect realization to be sequentially higher in the fourth quarter. The pace of our price realization continues to be well ahead of the most recent raw material inflation cycle in 2017-2018, which should allow us to fully offset aggregate raw material cost inflation in early 2022. In addition, the anticipated recovery of the automotive original equipment manufacturer (OEM), aerospace, and automotive refinish coatings businesses, which collectively accounted for about 40% of our pre-pandemic sales, will be a significant catalyst for growth in 2022. As always, we will continue to aggressively manage all aspects of our cost structure.
Finally, I am proud of our employees, who are demonstrating The PPG Way every day in strong collaboration with our customers and suppliers, and I am more confident than ever that we will come through these current macro challenges as a stronger company.

Third Quarter 2021 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	3Q 2021	3Q 2020	% change
Net Sales	$2,758	$2,251	+23%
Segment income	$408	$426	-4%
Segment income %	14.8%	18.9%
Sales volumes			-1%
Selling prices			+5%
Acquisition-related sales			+17%
Foreign currency translation			+2%
Performance Coatings net sales increased primarily due to acquisition-related sales and selling price increases across all businesses. While demand remained strong in most end-use markets, raw material availability constrained sales, most notably in the architectural coatings Americas and Asia Pacific, architectural coatings Europe, Middle East and Africa (EMEA), and traffic solutions businesses. Demand for architectural coatings do-it-yourself products contracted in all major regions compared to the elevated 2020 third quarter level, but was comparable to the third quarter of 2019. Automotive refinish coatings demand improved in the U.S., but remained subdued in the EMEA region. Aerospace sales volumes continued to recover and were about 20% higher than the prior year, but remained significantly below third quarter 2019 levels. Ennis-Flint and Tikkurila represented the majority of the acquisition-related sales.
Segment income was lower than the prior year mainly due to raw material cost inflation and lower sales volumes, partially offset by higher selling prices, acquisition-related earnings and restructuring cost savings.

•Industrial Coatings segment

$ in millions	3Q 2021	3Q 2020	% change
Net Sales	$1,614	$1,434	+13%
Segment income	$140	$253	-45%
Segment income %	8.7%	17.6%
Sales volumes			-4%
Selling prices			+7%
Acquisition-related sales			+8%
Foreign currency translation			+2%
Industrial Coatings net sales increased primarily due to acquisition-related sales and selling price increases across all businesses, partially offset by lower sales volumes. Automotive OEM coatings sales volumes were down a high-teen percentage, but remained above automotive industry production rates. All other businesses in this reporting segment had higher year-over-year sales, including strong, above-market performance in packaging coatings. Wörwag, Tikkurila and Cetelon represented the acquisition-related sales.
Segment income was lower than the prior year mainly due to raw material cost inflation and lower automotive OEM coatings sales volumes, partially offset by higher selling prices and restructuring cost savings.
Additional Financial Information
•The company had cash and short-term investments totaling approximately $1.3 billion and net debt of $5.5 billion at the end of the third quarter, which is $400 million lower than the second quarter 2021 and consistent with the company’s commitment to reduce debt following recent acquisitions.
•Corporate expenses were $45 million in the third quarter, lower than anticipated due to a reduction in incentive compensation expense.
•Business restructuring programs delivered about $35 million of cost savings, and the company remains on track for full-year 2021 savings of about $135 million.
•The company’s effective tax rate for the third quarter was about 22%.
Outlook
The company today reported the following projections for the fourth quarter and full year 2021 based on current global economic activity, continuing customer production limitations due to global semiconductor shortages, coatings raw material supply constraints, and near-term economic uncertainty associated with COVID-19:
•Aggregate net sales volumes down 8% to 10% on a year-over-year basis
•Corporate expenses of about $50 million to $55 million
•Net interest expense of $25 million to $27 million
•The effective tax rate of about 20%
•Full-year adjusted earnings per diluted share of $6.67 to $6.73
A detailed commentary and associated presentation slides related to the third quarter earnings information is posted on the company’s investor relations website.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $13.8 billion in 2020. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.
Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, October 20. The company will hold a conference call to review its third quarter 2021 financial performance tomorrow, October 21, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/sreg/10160587/edd537ce52. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available tomorrow, October 21, beginning at approximately 10:30 a.m. ET, through November 4 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-877-344-7529; Canada, 1-855-669-9658; international, +1-412-317-0088; passcode 10160587. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, October 20, 2022.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2020 Annual Report on Form 10-K and second quarter 2021 quarterly report on Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.
All information in this release speaks only as of October 20, 2021, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2021		Third Quarter 2020
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$344	$1.43	$442	$1.86
Acquisition-related amortization expense	35	0.15	23	0.10
Acquisition-related costs(b)	33	0.14	—	—
Impairment charge(c)	12	0.05	—	—
Business restructuring-related costs, net(d)	(18)	(0.08)	10	0.04
Expenses incurred due to natural disasters(e)	—	—	6	0.03
Adjusted net income, excluding certain items	$406	$1.69	$481	$2.03

	Third Quarter 2021			Third Quarter 2020
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$441	$96	21.8%	$572	$124	21.7%
Acquisition-related amortization expense	46	11	24.6%	32	9	26.1%
Acquisition-related costs(b)	43	10	24.9%	—	—	—%
Impairment charge(c)	21	6	29.2%	—	—	—%
Business restructuring-related costs, net(d)	(25)	(7)	29.9%	14	4	26.2%
Expenses incurred due to natural disasters(e)	—	—	—%	8	2	24.3%
Adjusted effective tax rate, excluding certain items	$526	$116	22.1%	$626	$139	22.2%

(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Acquisition-related costs include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income. Acquisition-related costs also include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income.
(c)An incremental impairment charge was recorded in the third quarter 2021 related to the previously planned sale of certain smaller entities in non-strategic regions. Net loss of $12 million is attributable to PPG and net loss of $3 million is attributable to noncontrolling interests.

(d)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs and a $34 million gain on the sale of certain assets in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other income in the condensed consolidated statements of income.
(e)In the third quarter 2020, Hurricane Laura caused damages to a southern U.S. factory that supports the Company's specialty coatings and materials business.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Net sales	$4,372	$3,685	$12,612	$10,077
Cost of sales, exclusive of depreciation and amortization	2,733	2,026	7,594	5,637
Selling, general and administrative (Note A)	950	836	2,796	2,507
Depreciation	100	96	286	280
Amortization	46	36	126	104
Research and development, net	114	92	323	279
Interest expense	30	34	91	107
Interest income	(7)	(4)	(19)	(18)
Business restructuring, net	—	—	(21)	172
Impairment charge	21	—	21	—
Other income, net (Note B)	(56)	(3)	(118)	(8)
Income before income taxes	$441	$572	$1,533	$1,017
Income tax expense	96	124	370	224
Income from continuing operations	345	448	1,163	793
Income from discontinued operations, net of tax	—	—	—	3
Net income attributable to the controlling and noncontrolling interests	345	448	1,163	796
Net income attributable to noncontrolling interests	(1)	(6)	(10)	(9)
Net income (attributable to PPG)	$344	$442	$1,153	$787

Amounts attributable to PPG:
Income from continuing operations, net of tax	$344	$442	$1,153	$784
Income from discontinued operations, net of tax	—	—	—	3
Net income (attributable to PPG)	$344	$442	$1,153	$787

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.45	$1.87	$4.85	$3.32
Income from discontinued operations, net of tax	—	—	—	0.01
Net income (attributable to PPG)	$1.45	$1.87	$4.85	$3.33

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.43	$1.86	$4.81	$3.30
Income from discontinued operations, net of tax	—	—	—	0.01
Net income (attributable to PPG)	$1.43	$1.86	$4.81	$3.31

Average shares outstanding	237.9	236.8	237.7	236.6

Average shares outstanding - assuming dilution	239.8	237.9	239.5	237.7

Note A:
Selling, general and administrative expense in 2021 includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions.
Note B:
Other income, net includes a $34 million gain on the sale of certain assets in the third quarter 2021 in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs and $22 million of favorable legal settlements in the second quarter 2021. Also included in Other income, net is the favorable impact of lower non-service components of net periodic pension cost.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Nine Months Ended
	September 30
	2021	2020
Cash from operating activities - continuing operations	$1,106	$1,163
Cash used for investing activities:
Capital expenditures	$220	$170
Business acquisitions, net of cash balances acquired	$2,137	$45
Financing activities:
Dividends paid on PPG common stock	$396	$368

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2021	2020	2020
Current assets:
Cash and cash equivalents	$1,216	$1,826	$2,008
Short-term investments	88	96	87
Receivables, net	3,382	2,726	2,843
Inventories	2,249	1,735	1,672
Other current assets	365	415	392
Total current assets	$7,300	$6,798	$7,002

Current liabilities:
Short-term debt and current portion of long-term debt	$704	$578	$675
Accounts payable and accrued liabilities	4,378	3,792	3,482
Current portion of operating lease liabilities	194	180	174
Restructuring reserves	187	281	282
Total current liabilities	$5,463	$4,831	$4,613

Long-term debt	$6,092	$5,171	$4,828

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2021	2020	2020
Operating Working Capital (a)	$2,671	$1,998	$2,224
As a percent of quarter sales, annualized	15.3%	13.3%	15.1%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Net sales
Performance Coatings	$2,758	$2,251	$7,826	$6,328
Industrial Coatings	1,614	1,434	4,786	3,749
Total	$4,372	$3,685	$12,612	$10,077

Segment income
Performance Coatings	$408	$426	$1,248	$1,060
Industrial Coatings	140	253	575	468
Total	$548	$679	$1,823	$1,528

Items not allocated to segments
Corporate	(45)	(55)	(149)	(165)
Interest expense, net of interest income	(23)	(30)	(72)	(89)
Acquisition-related costs, net (Note A)	(43)	—	(81)	—
Impairment charge (Note B)	(21)	—	(21)	—
Business restructuring-related costs, net (Note C)	25	(14)	40	(200)
Environmental remediation charges	—	—	(26)	(12)
Expenses incurred due to a natural disaster (Note D)	—	(8)	(17)	(8)
Change in allowance for doubtful accounts related to COVID-19	—	—	14	(30)
Income from legal settlements	—	—	22	—
Debt extinguishment charge	—	—	—	(7)
Income before income taxes	$441	$572	$1,533	$1,017

Note A:
Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Acquisition-related costs also include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
Note B:
An incremental impairment charge was recorded in the third quarter 2021 related to the previously planned sale of certain smaller entities in non-strategic regions.
Note C:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs and a $34 million gain on the sale of certain assets in connection with the Company’s manufacturing footprint consolidation plans and associated restructuring programs. This gain is included in Other income in the condensed consolidated statements of income.
Note D:
In 2020, two hurricanes damaged a southern U.S. factory supporting the Company's specialty coatings and materials business. In early 2021, a winter storm further damaged that factory as well as other Company factories in the southern U.S. Incremental expenses incurred due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.
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